2ce Putnam International Growth and Income Fund
12/31/09

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		    979
Class B		      -
Class C		      -

72DD2 (000s omitted)

Class M		      -
Class R		      4
Class Y		     30

73A1

Class A	      0.031
Class B		 -
Class C	      -

73A2

Class M	      -
Class R		 0.014
Class Y		 0.053

74U1 (000s omitted)

Class A		 31,528
Class B		  2,923
Class C		  1,498

74U2 (000s omitted)

Class M		  648
Class R		  243
Class Y	       570

74V1
Class A		 $9.39
Class B		  9.29
Class C		  9.33

74V2

Class M		 $9.40
Class R		  9.28
Class Y		  9.40




Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


74k

On September 15, 2008, the fund terminated its outstanding derivatives contracts with Lehman
Brothers Special Financing, Inc. (LBSF) in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers Holdings, Inc. On September 26,
2008, the fund entered into a receivable purchase agreement (Agreement) with another registered investment company (the Purchaser) managed by Putnam Management. Under the Agreement, the fund sold to the Purchaser the funds right to receive, in the aggregate, $1,725,299 in net payments from LBSF in connection with certain terminated derivatives transactions
(the Receivable), in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain
(or loss) on the Receivable. The Agreement, which is included in the Statement of assets and liabilities, is valued at fair value following procedures approved by the Trustees. All remaining payments under the Agreement will be recorded as realized gain or loss.